Exhibit 10.36.1

MIDDLEFIELD BANC CORP.

2017 OMNIBUS EQUITY PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    Number of Restricted Stock Units Awarded. Middlefield Banc Corp. (“Middlefield”), an Ohio corporation, hereby awards to _________ (the “Director”) _______ restricted stock units (the “RSUs”). Each RSU represents Middlefield’s unsecured promise to pay the Director a single share of Middlefield common stock (“Share”) for each RSU which vests in accordance with the terms of this Agreement and the 2017 Omnibus Equity Plan. Unless and until the RSUs vest, the Director will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company. This award is subject to the terms and conditions of the 2017 Omnibus Equity Plan and this Agreement. Terms that are defined in the 2017 Omnibus Equity Plan are used in this Agreement as they are defined in the 2017 Omnibus Equity Plan.

2.    Date of the Award. The date of this Agreement is as of ________ (the “Grant Date”).

3.    Vesting, Forfeiture and Time and Form of Payment. As of the Grant Date, all RSUs will be subject to the conditions and restrictions set forth in this Agreement.

(a)    Vesting Schedule. The Director shall become 100% vested in the RSUs upon the earlier of (i) the one-year anniversary of the Grant Date or (ii) the date of the Annual Meeting which occurs in the year following the year of the Grant Date (“Vesting Date”). Except as provided in paragraph (c) below, if the Director ceases to be a member of the Board of Directors of The Middlefield Banking Company (“Board”) for any reason prior to the Vesting Date, any unvested RSU shall be forfeited by Director.

(b)    Time and Form of Payment. Each RSU that vests in accordance with Section 3(a) shall be settled by the payment of one share of Middlefield common stock (“Share”) to the Director no later than five (5) calendar days following such Vesting Date.

(c)    Vesting Acceleration. The RSUs shall vest prior to the Vesting Date in accordance with the following:

(i)    Death. If Director’s service on the Board terminates due to death prior to the Vesting Date, any unvested RSUs will fully vest on the date of such termination and shall be paid within five (5) calendar days of the date of such termination.

(ii)    Disability. If Director’s service on the Board terminates due to Disability prior to the Vesting Date, any unvested RSUs will fully vest on the date of such termination and shall be paid within five (5) calendar days of the date of such termination (or pursuant to the original payment schedule to the extent required to comply with Internal Revenue Code (“Code”) Section 409A). The term “Disability” means because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, the Director is unable to engage in any substantial gainful activity for a period of at least three months provided, however, that, to the extent the RSUs are considered deferred compensation subject to Code Section 409A, means that the Director is disabled within the meaning of Section Code Section 409.

4.    RSUs Are Not Transferable. RSUs granted to the Director under this Agreement may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution, or pursuant to a domestic relations order. Middlefield is entitled to disregard any attempt by the Director to sell, transfer, pledge, assign, or otherwise alienate or hypothecate any vested or unvested RSUs or any interest in any vested or unvested RSUs, and any such sale, transfer, pledge, assignment, or other alienation or hypothecation is void and of no force or effect.

5.    Rights as a Stockholder. Until Shares are distributed to the Director in connection with the vesting of any RSUs in accordance with this Agreement and the 2017 Omnibus Equity Plan, the Director will have none of the associated rights of a stockholder with respect to such shares under Ohio law and Middlefield’s Articles of Incorporation and Code of Regulations, and the Director will not be entitled to exercise voting power with respect to such shares or receive cash dividends declared by Middlefield’s board of directors with respect to such shares.

6.    . The 2017 Omnibus Equity Plan Governs. The award of RSUs and this Agreement are subject to the terms and conditions of the 2017 Omnibus Equity Plan, as well as any rules of the Plan Committee under the 2017 Omnibus Equity Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the 2017 Omnibus Equity Plan, the provisions of the 2017 Omnibus Equity Plan will govern. The Director acknowledges having received a copy of the 2017 Omnibus Equity Plan. The Director is familiar with the terms and provisions of the 2017 Omnibus Equity Plan and accepts this award subject to all the terms and provisions of the 2017 Omnibus Equity Plan. The Director agrees to accept as binding, conclusive, and final all decisions or interpretations of Middlefield’s board of directors or Plan Committee having to do with the 2017 Omnibus Equity Plan or this Agreement.

7.    Certificates; Delivery of Shares. At the discretion of Middlefield, Shares may be delivered to the Director by book-entry credit to an account in the Director’s name established by Middlefield with the Middlefield’s transfer agent, or upon written request from the Director (or the Director’s personal representative, beneficiary or estate, as the case may be) in certificates in the Director’s name (or the Director’s personal representative, beneficiary or estate). If certificates are issued, they will bear any restrictive legends that Middlefield considers necessary or desirable.

8.    Entire Agreement. This Agreement and the 2017 Omnibus Equity Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties concerning the subject matter of this Agreement and constitute the sole agreement between the parties relating to the subject matter. All prior negotiations and agreements between the parties concerning the subject matter of this Agreement are merged in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements concerning the RSUs have been made by any party or by anyone acting on behalf of any party that are not contained in this Agreement or in the 2017 Omnibus Equity Plan. Each party acknowledges that any agreement, statement, or promise concerning the RSUs that is not contained in this Agreement, or the 2017 Omnibus Equity Plan is not valid, is not binding, and is of no force or effect.

9.    Headings. The headings in this Agreement are solely for convenience of reference and do not affect the interpretation of this Agreement.

10.    Notices. All written notices, requests, and other communications hereunder will be duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to Middlefield, notice must be given to Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062, Attention: Chief Financial Officer, or to such other address as Middlefield designates to the Director in writing. If to the Director, notice must be given to the Director at the Director’s address appearing on the signature page of this Agreement, or to such other address as the Director designates to Middlefield.

11.    Taxes. The Director is hereby advised to consult immediately with his or her own tax advisor about the tax consequences of this Agreement. Director hereby agrees that Middlefield does not have a duty to design or administer this Agreement or the 2017 Omnibus Equity Plan in a manner that minimizes Director’s tax liabilities. Director shall not make any claim against the Company, or any of its officers, directors, employees or Related Entities related to tax liabilities arising from the RSUs granted under this Agreement.

12.    Tax Withholding. To the extent the payment of Shares under this Agreement is subject to tax withholding, such tax withholding shall be made in accordance with Section 15.4 of 2017 Omnibus Equity Plan.

13.    Code Section 409A. This Agreement and the RSUs granted hereunder are intended to comply with or be exempt from Code Section 409A. The Agreement and the RSUs shall be administered, interpreted, and construed in a manner consistent with Code Section 409A. Should any provision of the 2017 Omnibus Equity Plan or the Agreement be found not to comply with the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the 2017 Omnibus Equity Plan or this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or the disposition of the underlying Shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor prior to such vesting, settlement or disposition. .

14.    No Registration Rights. The Director acknowledges and agrees that Middlefield and its Related Entities have no obligation to register the Director’s offer and sale of the Shares awarded under this Agreement under the Securities Act of 1933 or the securities laws of any state.

IN WITNESS WHEREOF, Middlefield has caused this Restricted Stock Unit Award Agreement to be executed by its duly authorized officer as of the date specified in Section 2, and the Director has duly executed this Restricted Stock Unit Award Agreement as of the date specified in Section 2 and consents to and approves all of its terms.

DIRECTOR	MIDDLEFIELD BANC CORP.
an Ohio corporation

By:
Name: Ronald L. Zimmerly, Jr.
Its: President & CEO

Residence Address: